Exhibit 99
NEWS RELEASE

July 30, 2010

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Issues Second-Quarter Earnings Results

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) earned 43 cents per share for the second quarter of 2010, as compared to the 9-cent loss that was posted during the same period of 2009. Earnings for the first six months of 2010 totaled $1.72 per share, as compared to the $1.37 per share earned during the first half of 2009.

“Our earnings strongly recovered from the significantly depressed levels of 2009, continuing a trend that began with the delivery rate increase that took effect at Central Hudson in July 2009," said Chairman of the Board, President and C.E.O. Steven V. Lant. “These new rates were better aligned with our costs of providing service to customers, and they allowed Central Hudson to earn a more appropriate return.”

Central Hudson, which represents approximately 90 percent of CH Energy Group’s total assets, is a regulated transmission and distribution utility serving approximately 300,000 electric and 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley.

CH Energy Group released the following earnings results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson earned 62 cents per share during the second quarter of 2010, up from 6 cents per share posted during the same period of 2009. For the first six months of 2010, the utility earned $1.66 per share, as compared to 84 cents per share posted during the first half of 2009, with the majority of the improvement credited to second-quarter results.

“While more appropriate delivery rates and revenue stabilization were the primary factors that improved earnings, we also continued to be very austere in our expense management, which contributed significantly to these strong results,” Lant said.

He noted that other items, including higher expenses associated with restoring electric service after storms, depreciation and taxes and the impact of unfavorable weather combined to partially offset the positive influences. Lant also said that the second-quarter results include deferred expenses associated with the extraordinary level of uncollectible accounts over the course of the rate year that ended June 30, 2010.

Griffith Energy Services

Griffith Energy Services posted a loss of 10 cents per share during the second quarter of 2010, improved results from the 14-cent loss that occurred during 2009’s second quarter. “Owing to the seasonal nature of Griffith’s fuel oil business, we fully anticipated a loss during the period and we were encouraged to see progress as compared to a year ago,” Lant said. Half of the improvement was due to the 2009 partial divestiture. Additionally, better margins and lowered expenses help to offset a reduction in heating oil volumes and the impact that warmer weather had on sales.

For the first six months of 2010, Griffith posted earnings of 16 cents per share, down from the 50 cents per share earned during the first half of 2009. “Most of the difference is related to the divestiture of about 40 percent of Griffith that occurred in late 2009 as part of our strategic decision to reduce cash flow and earnings volatility,” Lant explained.

Other Businesses and Investments

The other businesses and investments of CH Energy Group posted a loss of 9 cents per share during the second quarter, as compared to a loss of 1 cent per share during the same period of 2009.  This part of the business posted a loss of 10 cents per share during the first half of the year, as compared to earning 3 cents per share during the same period of 2009. The earnings from the Lyonsdale Biomass Plant in upstate New York were 4 cents per share lower for the quarter, due largely to the cost of a turbine overhaul that is expected to improve operating efficiency, as well as the expiration of a federal tax credit program at the end of 2009. Earnings were also reduced at the Cornhusker Energy Lexington Plant in Lexington, Neb.

Lant also said that CH Energy Group is reviewing its strategy with respect to the allocation of capital to renewable energy projects and has suspended making new investments in such projects pending completion of this review.

About CH Energy Group, Inc.: CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries. Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation (“CHEC”), a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 58,000 customers in five states and Washington, D.C. CHEC also has interests in several renewable energy projects in New York and other states.

Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, July 30, 2010. Dial-in: 1-888-276-0005; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 4:30 p.m. (ET) on July 30, 2010, until 11:59 p.m. (ET) on August 6, 2010, by dialing 1-800-475-6701 and entering access code 164409. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2010 (1)	2009 (2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility Plant	$1,362,265	$1,329,700
Less: Accumulated depreciation	387,556	375,434

	974,709	954,266
Construction work in progress	54,176	58,120

Net Utility Plant	1,028,885	1,012,386

OTHER PROPERTY AND PLANT - NET	44,372	43,653

CURRENT ASSETS
Cash and cash equivalents	43,732	73,436
Accounts receivable - net	83,192	94,526
Fuel, materials and supplies	22,406	24,841
Fair value of derivative instruments	1,138	741
Regulatory assets	68,881	59,993
Special deposits and prepayments	30,905	23,153
Accumulated deferred income tax	1,269	300
Other	16,751	20,771

	268,274	297,761

DEFERRED CHARGES AND OTHER ASSETS	344,172	344,083

TOTAL	$1,685,703	$1,697,883

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity(3)	$544,376	$533,502
Non-controlling interest	1,000	1,385
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	463,899	463,897

	1,030,302	1,019,811

CURRENT LIABILITIES
Current maturities of long-term debt	24,000	24,000
Notes payable	3,000	-
Accounts payable	40,732	43,197
Accrued interest	6,169	6,067
Dividends payable	8,787	8,777
Customer advances and deposits	23,463	31,029
Regulatory liabilities	19,592	29,974
Fair value of derivative instruments	24,729	13,837
Other	32,860	46,130

	183,332	203,011

DEFERRED CREDITS AND OTHER LIABILITIES	285,459	316,978

ACCUMULATED DEFERRED INCOME TAX	186,610	158,083

TOTAL	$1,685,703	$1,697,883

(1)	Unaudited

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2009.

(3)	Shares outstanding at June 30, 2010 = 15,823,371. Shares outstanding at December 31, 2009 = 15,804,562.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Thousands of Dollars)
Operating Revenues
Electric	$125,096	$108,597	$271,058	$265,350
Natural Gas	32,461	31,056	101,548	121,179
Competitive business subsidiaries:
Petroleum products	37,178	33,057	117,338	101,575
Other	7,042	5,909	14,475	12,612
Total Operating Revenues	201,777	178,619	504,419	500,716

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	53,445	51,884	121,596	143,635
Purchased natural gas	14,754	19,301	52,402	84,126
Purchased petroleum	32,313	26,960	95,084	74,849
Other expenses of operation - regulated activities	50,191	44,390	107,894	90,711
Other expenses of operation - competitive business	13,270	13,148	27,574	28,087
Depreciation and amortization	9,957	9,319	19,881	18,686
Taxes, other than income tax	10,627	9,553	21,480	19,658
Total Operating Expenses	184,557	174,555	445,911	459,752

Operating Income	17,220	4,064	58,508	40,964

Other Income and Deductions
(Loss) income from unconsolidated affiliates	(532)	(153)	(298)	77
Interest on regulatory assets and investment income	1,513	2,350	2,640	3,466
Write-off of note receivable	-	-	-	(1,299)
Regulatory adjustments for interest costs	(107)	(659)	(248)	(1,188)
Business development costs	(499)	(529)	(802)	(1,010)
Other - net	150	(464)	(36)	(163)
Total Other Income and Deductions	525	545	1,256	(117)

Interest Charges
Interest on long-term debt	5,649	5,094	11,257	9,874
Interest on regulatory liabilities and other interest	1,487	939	3,150	2,014
Total Interest Charges	7,136	6,033	14,407	11,888

Income (loss) before income taxes, non-controlling interest and preferred dividends of subsidiary	10,609	(1,424)	45,357	28,959

Income taxes	4,021	(436)	18,054	10,993

Net Income (loss) from Continuing Operations	6,588	(988)	27,303	17,966

Discontinued Operations
Income (loss) from discontinued operations before tax	-	(656)	-	6,825
Income tax (benefit) expense from discontinued operations	-	(272)	-	2,832
Net (loss) Income from Discontinued Operations	-	(384)	-	3,993

Net Income (loss)	6,588	(1,372)	27,303	21,959

Net (loss) income attributable to non-controlling interest:
Non-controlling interest in subsidiary	(419)	(157)	(385)	(190)
Dividends declared on cumulative Preferred Stock of Central Hudson	242	242	485	485

Net income (loss) attributable to CH Energy Group	6,765	(1,457)	27,203	21,664

Dividends declared on Common Stock	8,545	8,526	17,084	17,050

Change in Retained Earnings	$(1,780)	$(9,983)	$10,119	$4,614

Average number of common stock shares outstanding
Basic	15,782	15,774	15,780	15,773
Diluted	15,920	15,826	15,918	15,825

Income (loss) from continuing operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$0.43	$(0.07)	$1.72	$1.12
Earnings per share - Diluted:	$0.42	$(0.07)	$1.71	$1.12

Income (loss) from discontinued operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$-	$(0.02)	$-	$0.25
Earnings per share - Diluted:	$-	$(0.02)	$-	$0.25

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic:	$0.43	$(0.09)	$1.72	$1.37
Earnings per share - Diluted:	$0.42	$(0.09)	$1.71	$1.37

Dividends Declared Per Share	$0.54	$0.54	$1.08	$1.08

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly owned by CH Energy Group.

Consolidated CH Energy Group	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010 (1)	2009 (1)	2010 (1)	2009 (1)

Central Hudson - Electric	$0.48	$0.10	$1.06	$0.50
Central Hudson - Natural Gas	$0.14	$(0.04)	$0.60	$0.34

Griffith	$(0.10)	$(0.14)	$0.16	$0.50

Other Businesses and Investments	$(0.09)	$(0.01)	$(0.10)	$0.03

Earnings per Share (basic)	$0.43	$(0.09)	$1.72	$1.37

Earnings per Share (diluted)	$0.42	$(0.09)	$1.71	$1.37

(1) Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.